Exhibit 10.15.2

LIMITED LIABILITY COMPANY AGREEMENT

OF PETERSON ATHENEX PHARMACEUTICALS, LLC

This Limited Liability Company of Peterson Athenex Pharmaceuticals, LLC, a Delaware limited liability company (“Company”), is entered into as of October 4th, 2016 by and among the Company, and SunGen Pharma LLC, a New Jersey limited liability company (“SunGen” dba “Peterson Pharmaceutical”) and Athenex Pharmaceutical Division, a division of Athenex, Inc., a Delaware corporation (“Athenex”).

RECITALS

A. SunGen and Athenex previously entered into a Joint Venture Agreement made as of September 22, 2016 (the “Joint Venture Agreement”). The purpose of the Joint Venture Agreement is to document the agreement of SunGen and Athenex with respect to their joint efforts to develop human Rx, including 503(b) compounding, pharmaceutical products.

B. The Joint Venture Agreement contemplates the formation of a Delaware limited liability company in relation to the business operations contemplated by the Joint Venture Agreement.

C. Consistent with the Joint Venture Agreement, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on October     , 2016 (“Certificate of Formation”) for the purposes set forth in Section 2.05 of this Agreement.

D. The Members now wish to enter into this Agreement to set forth the terms and conditions governing the operation and management of the Company, in a manner that is consistent with the intent and purpose of the Joint Venture Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 The definitions set forth in Exhibit A are hereby incorporated into this Agreement.

ARTICLE II

ORGANIZATION

Section 2.01 Formation. The Company was formed on October     , 2016, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

Section 2.02 Name. The name of the Company is “Peterson Athenex Pharmaceuticals,

Section 2.03 Principal Office. The principal office of the Company shall be located at 303C College Road East, Princeton, New Jersey 08540 or such other location as may be determined by the Board from time to time.

Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Company may designate from time to time.

Section 2.05 Purpose; Powers.

(a) The purposes of the Company are to engage in (i) the business of developing and commercializing certain human Rx, including 503(b) compounding, pharmaceutical products as contemplated by the terms of the Joint Venture Agreement as the same may be amended from time to time (the “Business”) and (ii) any and all activities necessary or incidental thereto.

(b) The Company shall have all of the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01 Initial Contribution Commitments. Each Member commits to make (a) the contributions set forth in the Joint Venture Agreement (“Initial Contribution Commitment”) and (b) such additional Contributions as may be determined in accordance with Section 3.02.

Section 3.02 Procedures for Contributions.

(a) If any Member fails to make its Contributions in a timely manner, then the Company shall give such Member (a “Non-Contributing Member”) a notice of default. If the Non-Contributing Member fails to make all of such Member’s required Contribution, then the Manager appointed by the Non-Contributing Member shall be deemed to have resigned and the Non-Contributing Member shall not have the right to vote on any matter on which the Members may vote or to appoint a Manager. In addition, notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member pursuant to Article VI shall not be paid to the Non-Contributing Member but shall be deemed paid and applied on behalf of such Non-Contributing Member to satisfy any Contribution obligation of such Non-Contributing Member that has not been paid and is not deemed to have been paid.

Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (“Capital Account”) on its books and records. The Members intend that the Capital Accounts shall be determined and maintained throughout the full term of the Company in accordance with the partnership accounting rules of Section 704 of the Code and Treasury Regulations §1.704-1(b), as amended. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) the value of such Member’s Contributions, including such Member’s Initial Contribution and any additional Contributions;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to Article VI and Section 11.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04 Succession Upon Transfer. In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article V, Article VI and Article XI in respect of such Membership Interests.

Section 3.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest with respect to its Capital Contributions or its Capital Account. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Treatment of Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

ARTICLE IV

MEMBERS

Section 4.01 Members. The Members are those persons or entities set forth on Schedule A and their successors and permitted assigns and any other persons or entities who have been duly admitted as Members pursuant to this Agreement. A Member shall act solely through its designated Manager identified on Schedule A.

Section 4.02 Admission of New Members

(a) The Company may admit new or substitute Members with the unanimous approval of the Board and solely in accordance with this Agreement.

(b) In order for any Person to be admitted as a Member, such Person shall have executed and delivered to the Company a joinder agreement or other written undertaking agreeing to be a party to this Agreement. Upon amendment of Schedule A of the Agreement by the Company and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Membership Interests and reimbursement of the Company’s related costs, such Person shall be admitted as a Member. The Company shall not be required to deal with any Person by reason of an assignment by a Member to such Person, except as otherwise provided in this Agreement.

Section 4.03 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.04 Withdrawal Rights. A Member shall have no ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company, unless approved by the unanimous consent of the Members acting in their sole discretion. If any Member wishes to withdraw, such Member shall give notice to the other Members.

Section 4.05 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.06 No Certification of Membership Interests. The Membership Interests shall not be certificated.

ARTICLE V

ALLOCATIONS

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (“Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704- 1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI

DISTRIBUTIONS

Section 6.01 Distributions of Cash Flow and Capital Proceeds.

(a) Any available cash of the Company, after allowance for all reasonable costs and expenses incurred by the Company and for such reasonable reserves as contemplated in the Budget, may be distributed to the Members at such time as determined by the Board, in accordance with their respective Membership Interests.

(b) If a Member has (i) an unpaid Contribution that is overdue any amount that otherwise would be distributed to such Member pursuant to Section 6.01(a) or Section 11.06 (up to the amount of such required Contribution) shall not be paid to such Member but shall be deemed distributed to such Member and paid as a Contribution.

Section 6.02 Tax Withholding; Withholding Advances.

(a) Tax Withholding. If requested by the Company, each Member shall deliver to the Company:

(i) an affidavit in form satisfactory to the Company that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law; and/or

(ii) any certificate or other instrument that the Company may reasonably request with respect to any such laws.

If a Member fails or is unable to deliver to the Company the affidavit described in Section 6.02(a)(i), the Company may withhold amounts from such Member in accordance with Section 6.02(b).

(b) Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c) Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at the applicable federal rate as determined under the Code:

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Managing Member shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Company, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Managing Member shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.02(d) and the obligations of a Member pursuant to Section 6.02(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Over-withholding. The Company shall not be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

ARTICLE VII

MANAGEMENT

Section 7.01 Management of the Company. The business and affairs of the Company shall be managed by a Board of Managers (“Board”) as set forth in this Article 7. Except as otherwise expressly provided in other provisions of this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and the Members (except as expressly set forth herein) shall not have any right of control or management power over the business and affairs of the Company. Except as otherwise expressly provided in this Agreement, in addition to the powers now or hereafter granted to a manager of a limited liability company under the Act, or which are granted to the Board under any other provisions of this Agreement, the Board shall have full power and authority without any prior approval from any Member to cause the Company to do all things deemed necessary or desirable by the Board to conduct the business of the Company.

Section 7.02 Size of the Board; Appointment and Removal of Managers. The Board shall consist of four (4) individuals, each referred to herein as a “Manager.” Each of the initial Members shall have the right to appoint two (2) Managers to the Board. Any vacancy in the Board shall be filled by the Member whose designated Manager created the vacancy.

Section 7.03 Meetings of the Board.

(a) Meetings of the Board (each, a “Board Meeting”) shall be held at such place designated by a majority of the Managers. At a minimum, meetings of the Board shall be held following the end of each calendar quarter and following the issuance of quarterly reports of sales of the Company to the Board. A Board Meeting also may be called by any Manager for any matter that is appropriate for consideration.

(b) Board Meetings may be held through the use of conference telephone or similar communications equipment so long as all persons participating in such Board Meetings can hear one another at the time of such Board Meeting. Participation in a Board Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Board Meeting.

(c) Written notice of a Board Meeting may be given by any Manager and shall be given to each other Manager at such other Manager’s designated address, or in person or by telephone, so that it is received at least five (5) business days before the meeting.

(d) Notice of a Board Meeting need not be given to any Manager who signs a waiver of notice, in person or by proxy, whether before or after the Board Meeting. The attendance of any Manager at a Board Meeting, in person or by proxy, without protesting prior to the conclusion of such Board Meeting the lack of notice of such Board Meeting, shall constitute a waiver of notice by such Manager.

(e) The attendance whether in person or as set forth in subparagraph (c) above of at least a majority of the Managers shall constitute a quorum at a Board Meeting for the transaction of any business. Unless otherwise provided in this Agreement, the vote of the majority of the Managers shall be the act of the Board.

(f) Each Manager shall have one vote on all matters to be voted on by the Board.

(g) Any action required or permitted to be taken at any Board Meeting may be taken without a meeting if such number of Managers required to take any such action consent thereto in writing. Any such written consents shall be filed with the books and records of the Company and made part of the minutes of such action.

Section 7.04 Officers; Agents. The Board may delegate its day-to-day operational authority to executive and non-executive officers (which persons may be given further delegation authority) pursuant to a resolution of the Board (which resolution(s) shall be reduced to writing as soon as practicable after the adoption thereof). The Board may also appoint successor officers or other officers of the Company, who may include one or more vice presidents, a secretary and one or more assistant secretaries. Employment policies and compensation (including all benefits) of officers and key employees, whether or not appointed pursuant to this Section 7.04, shall be determined by the Board in its sole discretion, and any modifications to such policies or compensation shall be subject to Board approval. Any number of offices may be held by the same person. The Board may choose such other agents to act on behalf of the Company as the Board shall deem necessary in its sole discretion. The officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 7.05 Actions Requiring Supermajority Approval of the Board. Notwithstanding the provisions of Sections 7.01, 4.02 and 9.01 hereof:

(a) without the written approval of Board members acting as representatives of the holders of at least 60% of the Membership Interests, the Company will not:

(i)	Amend, modify or waive the Certificate of Formation or this Agreement;

(ii)	Issue, repurchase or approve the Transfer any Membership Interests, or any transaction that would result in a change of ownership or control of the Company;

(iii)	Require Contributions in excess of the Initial Contribution Commitments;

(iv)	Dissolve, wind-up or liquidate the Company or initiate a bankruptcy proceeding involving the Company.

(v)	Make any material change to the nature of the Business conducted by the Company or enter into any business other than the Business;

(vi)	License or sell to a non-Member any product or intellectual property of the Company;

(vii)	Incur indebtedness;

(viii)	Enter into a joint venture or strategic alliance with any other party;

(ix)	Sell any material portion of the assets of the Company, other than the sale of products or services of the Company in the ordinary course of business;

(x)	Hire or agree to hire any Company employees;

(xi)	Make any distributions or in any way change the methods of determining the manner in which distributions are to be made under this Agreement;

(xii)	Alter the tax elections or tax status of the Company, including without limitation as applied to allocations of profits and losses and distributions;

(xiii)	Establish or amend the Company’s sales or marketing plans or strategies;

(xiv)	Engage accountants, attorneys or other consultants that will provide services to the Company; or

(xv)	Place additional products that may be acquired or developed as products of the Company.

Section 7.06 Budget. At least thirty (30) days before the beginning of each Fiscal Year, the Company shall prepare or have prepared and submit to the Board proposed revisions (including any extensions thereof) to the Budget for such upcoming Fiscal Year. Not later than thirty (30) days following its receipt of the proposed revisions, the Board shall either approve or disapprove the revised Budget. If the Board disapproves of the proposed revisions, then the Board shall use good faith efforts to agree on a revised Budget. The Board shall use commercially reasonable efforts to operate the Company in accordance with the existing Budget until a revised Budget is approved by the Board. In accordance with Section 7.05 (b)(iii) above no Revised Budget shall be approved requiring Contributions in excess of the Initial Contribution Commitments without the unanimous approval of the Members.

Section 7.07 Other Activities; Business Opportunities. Nothing contained in this Agreement shall prevent any Member or its Affiliates from engaging in any activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business, except to the extent agreed to in the Joint Venture Agreement. None of the Members nor their Affiliates shall be obligated to account to the Company or to the other Members for any profits or income earned or derived from other such activities or businesses. None of the Members nor their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

Section 7.08 Reimbursement of the Board. The Managers shall not be compensated for their services on the Board, but the Company shall reimburse each Manager for all ordinary, necessary and direct expenses incurred by each the Manager on behalf of the Company in carrying out the Company’s business activities.

Section 7.09 Advisory Board. The Board may establish an Advisory Board, the composition of which shall be determined by the Board. If an Advisory Board is established, it shall meet at such times as determined by the Board. The Advisory Board shall provide advice to the Company, but members of the Advisory Board shall have no legal authority or liability of the nature typically imposed upon managers of limited liability companies or directors of corporations.

ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

Section 8.01 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each Manager, Officer, employee, agent or representative of the Company.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person.

Section 8.02 Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement.

Section 8.03 Indemnification.

(a) The Company shall indemnify, defend and hold harmless each Covered Person, and each such Person’s present or former Affiliates, officers, directors, managers, partners, members, shareholders, employees and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts relating to any and all third-party claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, actual or threatened, that relate to such Indemnified Person’s status or activities on behalf of the Company or to the Company’s property, business or affairs (“Claims”) to the maximum extent permitted by applicable law. An Indemnified Person’s expenses paid or incurred in defending itself against any Claim shall be reimbursed as paid or incurred, if such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Section 8.03. Any Person who is within the definition of “Indemnified Person” at the time the events that gave rise to a Claim occurred shall be entitled to the benefits of this Section 8.03 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.03 shall, unless otherwise provided when authorized or ratified, continue as to an Indemnified Person who has ceased to be such. This Section 8.03 shall not apply with respect to any Indemnified Person for that portion of any Claim determined by the final decision (from which an appeal cannot be taken or is not taken on a timely basis) of a court of competent jurisdiction to have been caused by his or its fraud, gross negligence, willful misconduct or knowing violation of law. Any payments made to or on behalf of a Person who is later determined not to be entitled to such payments shall be refunded to the Company promptly following such determination. Notwithstanding anything contained herein to the contrary, a Member shall not be obligated to make any additional Capital Contributions to the Company or to any Indemnified Person in order to satisfy the Company’s obligation under this Section 8.03, and such obligations of the Company shall be recoverable only from the assets of the Company and not from any assets of the Members.

(b) The right to indemnification and the advancement of expenses conferred in this Section 8.03 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, vote of the Board or otherwise.

(c) The Company may maintain insurance, at its expense, to protect any Person against any expense, liability or loss, to the extent that the Company would have the power to indemnify such Person against such expense, liability or loss under the Act including Managers and officers indemnity insurance satisfactory to the Board.

(d) The provisions of this Section 8.03 are for the benefit of the Indemnified Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

Section 8.04 Survival. The provisions of this Article VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX

TRANSFER

Section 9.01 Restrictions on Transfer.

(a) No Member shall Transfer all or any portion of its Membership Interest in the Company without the unanimous written consent of the Board, which consent may be granted or withheld in the sole discretion of the Board. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.02(b) hereof.

(b) Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement. For the avoidance of doubt, such purported Transferee shall only be entitled to the assignor’s rights to distributions as and when determined by the Board and shall have no voting rights or the right to obtain any information regarding the Company or the right to inspect the Company’s books and records.

(c) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

(d) A Change in Control of a Member shall be deemed a Transfer of a Membership Interest. In the absence of unanimous written consent of the Board to such Transfer, the affected Member shall be deemed to have withdrawn from the Company in accordance with Section 4.04 hereof.

Section 9.02 Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to its Affiliate (provided there is no Change in Control).

ARTICLE X

ACCOUNTING; TAX MATTERS

Section 10.01 Financial Statements. The Company shall furnish to each Member the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, the unaudited balance sheet of the Company at the end of each such Fiscal Year and statement of income, and Members’ equity for such Fiscal Year, prepared on a basis of accounting agreed by the Members, which fairly presents in all material respects the financial condition of the Company as of the dates thereof and the results of the Company’s operations and changes in Members’ equity for the periods covered thereby.

(b) Periodic Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of calendar quarter in each Fiscal Year (other than the last fiscal period of the Fiscal Year) determined by the Board, unaudited balance sheets of the Company as at the end of each such period and for the current Fiscal Year to date and unaudited statement of income, and Members’ equity for such fiscal period and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal period, all in reasonable detail and all prepared on a basis of accounting agreed to by the Members.

Section 10.02 Inspection Rights. Upon reasonable notice from a Member, the Company shall, within thirty (30) days after such notice, afford each Member and its Representatives access during normal business hours to (i) the Company’s financial and similar records, reports and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, copies of any management letters and communications with Members, and to permit each Member and its Representatives to examine such documents and make copies thereof; and (ii) any Officers of the Company, and to afford each Member and its Representatives the opportunity to discuss the affairs, finances and accounts of the Company with such Officers and senior employees.

Section 10.03 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.04 Tax Matters Member.

(a) Appointment. The Members hereby appoint          as the “Tax Matters Member” who shall serve as the “tax matters partner” (as such term is defined in Code Section 6231) for the Company.

(b) Tax Examinations and Audits. The Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Without the consent of the other Members, the Tax Matters Member shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any Taxing Authority.

(c) Income Tax Elections. The Tax Matters Member will make an election under Section 754 of the Code, if requested in writing by another Member. Except as otherwise provided herein, all determinations as to tax elections and accounting principles shall be made solely by the Tax Matters Member; provided, that any determination that would benefit the Tax Matters Member to the detriment of another Member shall require the consent of the other Member.

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return.

(e) Resignation. The Tax Matters Member may resign at any time if there is another Member to act as the Tax Matters Member.

Section 10.05 Tax Returns. The Company shall prepare and timely file (including extensions) all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company own property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Company will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 10.06 Company Funds. All funds of the Company shall be deposited in its name in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Company. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) An election to dissolve the Company made by the requisite members of the Board; or

(b) Any event which makes it unlawful for the Business of the Company to be carried on by the Company or its Members.

Section 11.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03 and the Certificate of Formation shall have been cancelled as provided in Section 11.04.

Section 11.03 Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) The Board. The Board shall act as liquidator to wind up the Company. The Board shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Board shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) Second, to the establishment of and additions to reserves that are determined by the Board to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) Third, to the Members in the same manner as distributions are made under Article VI.

(d) Discretion of Board. Notwithstanding the provisions of Section 11.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Company the Board reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Board may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, with the consent of all of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c), undivided interests in such Company assets as the Board deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Board deems reasonable and equitable and to any agreements governing the operation of such assets at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

Section 11.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 11.03(c) hereof, the Company shall be terminated and the Board shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 11.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 11.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board or any other Member.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.01 Exclusive Dispute Resolution Mechanism. The parties shall resolve any dispute, controversy or claim or breach arising out of or relating to this Agreement (each, a “Dispute”), under the provisions of Sections 12.01 through 12.04, which shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.

Section 12.02 Negotiations. The parties shall first attempt in good faith to resolve any Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within fifteen (15) days after one Member provides notice to the other Members or the Company of such Dispute (“Dispute Notice”), any party may, by written notice to the other party (“Escalation to Mediation”), initiate mediation under Section 12.03.

Section 12.03 Mediation.

(a) Upon receipt of an Escalation to Mediation notice, the parties shall attempt to settle the Dispute by mediation in accordance with the mediation rules of the JAMS, Inc. (“JAMS”). The parties shall submit to JAMS a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. Unless otherwise agreed by the parties, JAMS shall appoint the mediator. The parties covenant that they will use commercially reasonable efforts in participating in the mediation. The parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the parties.

(b) The parties further agree that all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

Section 12.04 Litigation as a Final Resort. If the Parties cannot resolve a Dispute for any reason, a Party may file suit in accordance with the provisions of Section 13.14.

ARTICLE XIII

GENERAL TERMS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Confidentiality.

(a) Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, technology development, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, or other business and technical documents or information that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company will invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company), including, without limitation, use for personal, commercial or proprietary advantage or profit, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Each Member acknowledges that certain of its employees and/or contractors may have access to Confidential Information, and each such Member agrees to take appropriate action to require that all such employees and/or contractors maintain the confidentiality of Confidential Information.

(b) Nothing contained in Section 13.03(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Members; or (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 13.03 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 13.03(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 13.03 shall survive during the term of this Agreement, whether or not such Member remains a Member.

Section 13.04 Non-Solicitation. Each Member agrees that while it is a Member of the Company and for a period of twelve (12) months thereafter, it shall not, on its own behalf or on behalf of any other person or entity solicit, induce or attempt to solicit or induce any then current employee of the Company (who is not then also employed by such Member) to terminate or modify his or her relationship with the Company.

Section 13.05 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.04):

If to the Company:	Isaac Liu
isaac.liu@sungenpharm.com
E-mail:
Attention:
If to SunGen:	Isaac Liu
isaac.liu@sungenpharm.com
E-mail:
Attention:
If to Athenex:	James Hussey
jhussey@athenex.com
E-mail:
Attention:

Section 13.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 13.07 Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 13.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 13.09 No Third-party Beneficiaries. Except as provided in Article VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.10 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Members holding at least 60% of the Membership Interests. Any such written amendment or modification will be binding upon the Company and all Members, provided no such amendment or modification approved by less than all of the Members shall disproportionately impact any individual Member. Notwithstanding the foregoing, amendments to Schedule A following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made by the Company without the consent of or execution by the Members.

Section 13.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 13.13 Submission to Jurisdiction. Subject to Article XII The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document in accordance with Section 13.04 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 13.14 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. This waiver applies irrespective of the complexity or difficulty of the issues involved in the legal action.

Section 13.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.16 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement or the transactions contemplated hereby, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 13.17 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 13.19 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Signatures on Next Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective authorized representatives.

Company:
Peterson Athenex Pharmaceuticals, LLC

By:

Name:	James Hussey
Title:	Treasury

Company:
Peterson Athenex Pharmaceuticals, LLC

By:

Name:	Isaac Liu
Title:	Chairman

Members:
SunGem Pharma LLC

By:

Name:	Isaac Liu
Title:	Co-CEO
Athenex Pharmaceutical Division

By:

Name:	James Hussey
Title:	Executive Vice President

EXHIBIT A

DEFINITIONS

In this Agreement:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended or restated from time to time.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, orders, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; and (b) any consents or approvals of any Governmental Authority.

“Bankruptcy” means (a) the filing of an application by a Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by a Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by a Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by a Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

“Board” means the Board of Managers as defined in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation,

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amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by [unanimous consent of the Members/the Managing Member] in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Managers, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution; and

(ii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Board of Managers reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.06(a).

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“Business” has the meaning set forth in Section 2.05(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Delaware are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Change of Control” with respect to any Member means: (a) the sale or transfer of all or substantially all of the assets of a Member to a third party; (b) a sale or transfer resulting in no less than a majority of the ownership of a Member being held by a third party; or (c) a merger, consolidation, recapitalization or reorganization of a Member with or into a third party that results in the inability of prior owners of the Member to designate or elect a majority of its governing body.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Interest Rate” has the meaning set forth in Section 6.02(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 13.03(a).

“Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Covered Person” has the meaning set forth in Section 8.01(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined by the Board.

“Fiscal Year” means such fiscal year of the Company as determined by the Board consistent with the requirements of Section 706 of the Code.

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“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Losses” has the meaning set forth in Section 8.03(a).

“Manager” has the meaning set forth in Section 7.01.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company, including a share of the Company’s Net Income, Net Losses and other items of income, gain, loss and deduction of the Company, distributions of Company assets, and allocations pursuant to this Agreement together with the right to participate in the management of the business and affairs of the Company as provided in this Agreement or the Delaware Act including the right to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement or the Delaware Act.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

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(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Non-Contributing Member” has the meaning set forth in Section 3.02.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Permitted Transfer” means the Transfer of a Membership Interest carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Tax Matters Member” has the meaning set forth in Section 10.04.

“Taxing Authority” has the meaning set forth in Section 6.02(b).

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“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest) in any Membership Interests owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transfer” also includes any merger, consolidation or in which the Member is not the surviving party or any other transaction in which there is a Change of Control of the Member. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” has the meaning set forth in Section 6.02(b).

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SCHEDULE A

MEMBERS SCHEDULE

Member Name	Membership Interest	Manager Designated by Member	Initial Capital Contribution Commitment
SunGen Pharma LLC	51%	Isaac Liu	$1
Athenex Inc.	49%	Jeff Yordon	$1